INTL FCStone Inc. Announces New Three-Year Credit Facility

NEW YORK, February 25, 2019 -- INTL FCStone Inc. (Nasdaq:INTL) today announced that it has agreed to amend its existing $262 million senior secured credit facility, to extend the maturity through February 2022 and to increase the size of the facility to $350 million. The amended facility is comprised of a $175 million revolving credit facility and a $175 million Term Loan A facility. This credit facility will continue to be used to finance working capital needs of INTL FCStone Inc. and certain of its subsidiaries.

Sean O'Connor, CEO of INTL FCStone, said, "We are excited to announce the renewal and expansion of this important credit facility, accomplished through increased support from our existing bank group as well as through a number of key new relationships which we have established. We look forward to continuing to grow our business with the support of this expanded group of bank partners which helps us to better serve our clients.”

Bank of America Merrill Lynch and Capital One, N.A. acted as Joint Lead Arrangers on the credit facility and participants include Signature Bank, BMO Harris Bank N.A., BankUnited N.A, Barclays Bank PLC, CIBC Bank USA, Cadence Bank N.A., Huntington National Bank, Webster Bank N.A and TriState Capital Bank.

About INTL FCStone Inc.
INTL FCStone Inc., through its subsidiaries, is a leading provider of financial-services execution, risk management, market intelligence, and post-trade services across asset classes and markets around the world.

A Fortune 500 company with a nearly 100-year track record, the company focuses on providing products and services within the commodities, securities, foreign exchange and global payments sectors. INTL customers include the producers, processors and end users of virtually every major traded commodity; commercial counter parties; and governmental, nongovernmental and charitable organizations. The company also serves institutional investors, brokers, professional traders, CTA/CPOs, proprietary trading groups, commercial banks and major investment banks. Headquartered in New York City, the company is listed on NASDAQ under the ticker symbol "INTL".

Further information on INTL FCStone is available at www.intlfcstone.com.

Contact
INTL FCStone Inc.
Kent Coughlin
Director of Public Relations
+615-234-2756
kent.coughlin@intlfcstone.com

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